Exhibit 23



                        CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


            As independent public accountants, we hereby consent to the incorporation by reference of our report dated June 26, 1997, included in this Form 11-K, into the Company's previously filed Registration Statements File No. 33-56509 relating to Amendment No. 1 to Form S-3 Registration Statement, File No. 33-51459 relating to NUI Direct, File No. 33-57183 relating to the Savings and Investment Plan, File No. 33-24169 relating to the 1988 Stock Plan, File No. 333-02425 relating to the Stock Option and Stock Award Plan, File No. 333-02421 relating to the Employee Stock Purchase Plan, and File No. 333-02423 relating to the 1996 Director Stock Purchase Plan.



                                                          ARTHUR ANDERSEN LLP

            New York, New York
            June 26, 1997